February 2, 2016


First Trust Exchange-Traded Fund V
120 East Liberty Drive
Wheaton, Illinois 60187


Ladies and Gentlemen:

      This letter supersedes that certain letter agreement by and among First Trust Portfolios L.P. and First Trust Exchange-Traded Fund V (the "Trust"), dated as of March 30, 2015, with respect to the Trust. It is hereby acknowledged that First Trust Portfolios L.P. serves as the distributor of the shares of each series of the Trust. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), comprised of the exchange-traded fund (the "Fund") set forth on Exhibit A attached hereto, which may be amended from time to time.

      It is further acknowledged that the Trust has adopted a Distribution and Service Plan (the "Plan") pursuant to Rule l2b-1 under the 1940 Act with respect to the shares of beneficial interest ("Shares") of the Fund. Pursuant to the Plan, the Fund may bear a fee not to exceed 0.25% per annum of the Fund's average daily net assets.

      The purpose of this letter agreement is to agree and acknowledge that the Fund shall not pay, and we shall not collect, any fees pursuant to the Plan any time before the date set forth on Exhibit A attached hereto for the Fund.

                                             Very Truly Yours,

                                             FIRST TRUST PORTFOLIOS L.P.


                                             /s/ Andrew Roggensack
                                             ----------------------------------
                                             Name: Andrew Roggensack
                                             Title: President

AGREED AND ACKNOWLEDGED:
-----------------------

FIRST TRUST EXCHANGE-TRADED FUND V

/s/ James M. Dykas
-----------------------------------
Name:  James M. Dykas
Title:  President and CEO


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                                   EXHIBIT A
                                   ---------

                       FIRST TRUST EXCHANGE-TRADED FUND V

FUNDS                                                                 DATE
-----                                                                 ----
First Trust Morningstar Managed Futures Strategy Fund            April 30, 2017